Exhibit 99.1
“Testing heart failure patients using the PD2i® should enhance risk stratification and motivate physicians to implant devices in ICD/CRT-D eligible patients with abnormal PD2i® results.” Wojciech Zareba, MD, PhD University of Rochester Principal Investigator MUSIC Trial

VICOR TECHNOLOGIES
May 25, 2010
Dear Fellow Shareholders:

It is with great pleasure that I share with you the major developments Vicor achieved during the first quarter of 2010. We continue to make important progress and achieve significant milestones in the transformation of Vicor from a development-stage biotechnology company into a commercial enterprise.
BREAKING NEWS
Initial Results of Analysis of MUSIC Trial Data
On May 19, we announced the initial results of a study in which the PD2i® algorithm and software was used to analyze data from the Merte Subita en Insufficiencia Cardiaca (MUSIC) Trial. The conclusion of the University of Rochester researchers who conducted the study is that the PD2i® nonlinear algorithm and software is predictive of total mortality, cardiac death, and heart failure death in patients with left ventricular ejection fraction of less than or equal to 35%. With a P value of 0.004 the study results are highly statistically significant.
The study, titled “Prognostic Significance of Point Correlation Dimension Algorithm (PD2i) in Chronic Heart Failure,” was conducted under a collaborative agreement with the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona. The goal of the study was to evaluate the ability of Vicor’s PD2i® nonlinear algorithm to predict cardiac events in the 537 chronic heart failure patients enrolled in the MUSIC Trial; MUSIC Trial participants were followed for an average period of 44 months.
According to Wojciech Zareba, MD, PhD, the Principal Investigator at the University of Rochester, “These results are of major importance for risk stratifying heart failure patients who are eligible for therapy with an implantable cardioverter defibrillator (ICD) or cardiac resynchronization therapy with defibrillator (CRT-D). Currently, only about 30-40% of heart failure patients eligible for this therapy receive devices. Testing heart failure patients using the PD2i® should enhance risk stratification and motivate physicians to implant these devices in ICD/CRT-D eligible patients with abnormal PD2i® test results.”
We are extremely pleased with the results achieved in this study. What we have achieved may broaden the market for the PD2i Analyzer™ as a diagnostic that will significantly contribute to cardiologists in their assessment of treatment options for heart failure patients. We anticipate that the results of this study will be the foundation for a 510(k) submission to the Food and Drug Administration for marketing clearance related to cardiology.
Receipt of Notice of Allowance for U.S. Patent Application
On May 4, we received a Notice of Allowance for our U.S. Patent Application No. 10/359,363 for a method of treating ischemia through administration of a biologic

VICOR TECHNOLOGIES
identified with Vicor’s state dependent drug discovery platform. Upon issuance, this patent will provide Vicor with patent protection for methods of using a peptide to treat cardiac or cerebral infarctions.
Vicor’s state-dependent drug discovery platform, for which we have filed several patent applications, identifies peptides and proteins derived from variations in physiologies of one state of an animal as compared with a different state of the animal. This platform may be used to advance the treatment of an array of human conditions, including stroke (cerebral ischemia), cardiac ischemia, kidney failure, hypertension, obesity, cancer, and organ transplant/preservation by reducing the cost, time, and risk associated with bringing related pharmaceuticals to market. Vicor has twelve international patents issued or allowed related to this platform, including Europe, Eurasia, Australia, and South Africa.
This is the patent we have been eagerly awaiting, as it is the first U.S. patent received related to a molecule identified using our drug discovery platform. This patent provides us protection for our advancements in this arena and also paves the way for us to aggressively pursue additional patents related to our drug discovery platform in the United States. It also provides the protection for us to actively explore opportunities that have not been previously available to us such as:
•	licensing agreements,

•	development collaborations, and

•	partnerships with pharmaceutical companies.
All these have the potential to increase shareholder value. With this protection finally in place, we can take steps to evaluate which of these may be the most appropriate strategy to generate shareholder value for this patent portfolio.
PRODUCT COMMERCIALIZATION STATUS
PD2i Analyzer™
Sales of the PD2i Analyzer™ commenced at the beginning of the first quarter. There are now several family and internal medicine practices using the PD2i Analyzer™ to identify autonomic nervous system dysfunction. Several cardiologists have also incorporated the PD2i Analyzer™ into their practice. Physicians using the PD2i Analyzer™ are receiving full reimbursement from Medicare, Medicaid, and private insurers.
Total revenues from the sale and use of the PD2i Analyzer™ totaled $100,000 during the first quarter. This is somewhat less robust than anticipated due to delays in getting our sales force and the 25-person VF Medical sales force trained and ready to sell.
We announced the distribution agreement with VF Medical, LLC in January 2010. The agreement provides for VF Medical to serve as the exclusive distributor of the PD2i Analyzer™ in South Carolina, North Carolina, and Savannah and Augusta, Georgia. VF Medical’s products distribution team consists of agents who have long-term relationships with cardiologists, electrophysiologists, and family practice and internal medicine physicians within this designated territory. We are also in the process of expanding

VICOR TECHNOLOGIES
distribution arrangements geographically, which includes expansion of Vicor’s direct sales force and leadership.
Despite concerns about the overall health care climate and the impact on reimbursements, we believe physicians will perceive incorporation of the PD2i Analyzer™ into their practices as an economically justifiable asset that enhances patient care and their practices.
PD2i VS™
Work under our collaborative agreement with the U.S. Army Institute of Surgical Research is continuing. We are now in the process of finalizing data analysis for a potential submission to the FDA for 510(k) marketing clearance related to trauma triage.
PD2i CA™
As referred to in the BREAKING NEWS section at the beginning of this letter, Vicor scientists are continuing to work with researchers from the University of Rochester to prepare data resulting from the analysis of the MUSIC Trial data. We anticipate filing with the FDA for a 510(k) marketing claim for identifying those congestive heart failure patients with a Left Ventricular Ejection Fraction less than/equal to 35% who are at elevated risk of total mortality, cardiac death, and congestive heart failure death.
Dr. Jerry Anchin, our Director of Product Development and Physician Training, and Dr. Daniel Weiss, our Chief Medical Officer, will be in London the weekend of June 11-14 for the commencement of the Cardiac Risk in the Young (CRY) screening initiative spearheaded by Dr. Sanjay Sharma. The ultimate goal of this initiative is to develop a prototype for a national screening program for young sudden cardiac death. According to statistics, some 600 young people are struck down by sudden cardiac death annually in the UK. The CRY program will offer free cardiac screening to 14 year olds (DOB 1995) living in South East London; 14 is the earliest post-puberty age for which proactive screening is considered viable. Ten percent of the estimated seven million individuals fitting this description are expected to participate. The PD2i CA™ will be used along with ECG and echocardiogram to identify participants at risk of sudden cardiac death.
PUBLICATIONS
Trade Media
Following announcement of the initial results of analysis of the MUSIC Trial data using the PD2i® algorithm and software, Drs. Anchin and Weiss were interviewed for an article in Medical Device Daily. The article – “Vicor’s PD2i has favorable results in MUSIC trial” – was featured on the front page of the May 20, 2010 issue.
Dr. Weiss’s article about the PD2i® algorithm – “Screening Risk for Sudden Cardiac Death” – was featured in the May/June 2010 issue of Diagnostic and Invasive Cardiology.
Dr. Anchin was interviewed by Medical Device Daily following announcement of the results of our acute hypovolemia study conducted in cooperation with the University of Mississippi Medical Center and Mississippi Blood Services. The article – “Vicor says PD2i® could help detect internal blood loss” – was featured in the April 23, 2010 issue.

VICOR TECHNOLOGIES
In April, I was interviewed for and now appear in an online video at Shareholder Vision. In this interview, I provide a comprehensive overview of Vicor’s product commercialization efforts and status to date.
Dr. Weiss and Dr. Granville Vance, the first physician to purchase the PD2i Analyzer™, wrote an article about how the PD2i Analyzer™ is being used to assess patients for autonomic nervous system dysfunction. “Using Heart Rate Variability to Improve Diagnosis and Care of At-Risk Patients” was featured in the April 2010 edition of EP Lab Digest.
Peer-Reviewed Medical Journals
The USAISR currently has four manuscripts in various stages of the review process at peer-reviewed medical journals. We anticipate that the University of Rochester researchers will submit a manuscript detailing our study of the MUSIC Trial data using the PD2i® algorithm and software in early June.
COMPANY DEVELOPMENTS
Creation of Formal IT Function
In early January, we announced the hire of Lloyd C. Chesney as Chief Technology Officer and Michael Harwitz as Senior Systems Architect. Lloyd and Michael worked with us as consultants for six months prior to joining our team to complete Vicor’s distribution model and server architecture, and provide programming enhancements. Both bring proven records of success in the development, commercialization, and implementation of emerging technologies specifically within the healthcare arena. Lloyd and Michael are the ideal individuals for these positions and we are confident that having these two highly skilled individuals leading our technology efforts will ensure successful adoption of our products by physicians as we gain momentum in the implementation phase of Vicor’s commercialization process.
Collaborations
We are receiving increased interest from researchers interested in collaborating with Vicor on studies using the PD2i® algorithm for autonomic nervous system, cardiology, and diabetes applications.
❖ Universidad San Francisco de Quito
On February 23, we announced a collaborative agreement with the Universidad San Francisco de Quito in Ecuador to further awareness and use of heart rate variability as a medical diagnostic. Under the terms of the agreement, Vicor will collaborate with the Universidad San Francisco de Quito (USFQ) to:
•	develop academic programs that advance awareness and use of the measure of heart rate variability (HRV) to diagnose various medical disorders within a variety of health-challenged and/or at risk populations,

•	promote continued research into the uses of HRV in USFQ clinics, and

•	stimulate assistance from Ecuador’s public and private health sectors with the goal of preventing disease with appropriate intervention/treatment based on early diagnosis using HRV.

VICOR TECHNOLOGIES
Additionally, Vicor will serve as the sponsor of the Vicor Technologies, Inc. Heart Rate Variability Institute at the Universidad San Francisco de Quito, with the express purpose of furthering throughout Ecuador HRV research and its use as a medical diagnostic as measured with Vicor’s PD2i Analyzer™.
Specifically, this collaboration will involve the Inclusion Institute, its emergency rooms, and intensive care units for applications involving patients at imminent risk of death, those with severe psychiatric illness, and those with elevated cardiovascular risk and mental illness.
We are pleased and honored to be selected for such a significant collaboration with the Universidad San Francisco de Quito – a private university with a first class international reputation that attracts outstanding educators. We are also excited about furthering awareness of the measure of HRV as a diagnostic in general, and for identifying autonomic nervous system dysfunction, trauma severity, and the risk of cardiac mortality.
❖ University of Mississippi Medical Center
In April, we announced the results of a pilot study to test the ability of the PD2i® nonlinear algorithm to detect acute hypovolemia. The Complexity Analysis During Blood Donation (CABLD) Study was conducted in cooperation with the University of Mississippi Medical Center and Mississippi Blood Services on December 12, 2009 in Smithdale, MS. The goal of the CAB/LD study was to test the ability of Vicor’s PD2i® nonlinear algorithm to identify acute hypovolemia in blood donors as a preliminary step toward ascertaining whether it could be a useful noninvasive diagnostic for detecting blood loss from internal bleeding.
All 18 participants in the pilot study were tested prior to donation to determine a baseline PD2i® value, and retested during and after collection. The average PD2i® value of participants prior to donation was 2.60; the average PD2i® value following donation was 1.80. With a P value of 0.001, the study results are highly statistically significant.
We are very encouraged by the results achieved by the PD2i® in this small pilot study, which suggest the prospect of incorporating the PD2i® nonlinear algorithm into a noninvasive diagnostic for use in identifying patients who are bleeding internally.
Other studies planned or in progress with the University include:
•	Normal Range Study (awaiting Institutional Review Board approval),

•	Brain Injury Risk Stratification Trial (BIRST),

•	Complexity Analysis Studies of Trauma in the Emergency Department (CASTED)

•	Cardiac Arrhythmia Assessment and Safety in Student Athletes (CAASA), and

•	Interoperative Complexity Analysis and Monitoring (ICAM).
We are gratified by the level of collaboration with the University of Mississippi Medical Center and the extensive involvement of Vice Chancellor David Dzielak, Ph.D.

VICOR TECHNOLOGIES
Market Listing
We believe we have on hand or will obtain sufficient funds to complete the FDA regulatory process for the PD2i VS™ and PD2i CA™ products, and enable the establishment of a comprehensive marketing effort, including infrastructure expansion, which should accelerate our revenue generation and cash flow.
With what we have achieved in 2010, we are getting closer to meeting the listing requirements of various exchanges such as the American Stock Exchange or the NASDAQ Market. We plan to list on an exchange as soon as we can meet the applicability requirements.
With our superior technology platform, the securing of adequate capital and our marketing efforts, Vicor is poised to become a substantial revenue-generating commercial enterprise with positive cash flow by 2011. I am excited and encouraged to see our many initiatives come to fruition as the year unfolds. As ever, I am grateful for your confidence in Vicor and deeply appreciative of your continued support.

David H. Fater
Chairman and Chief Executive Officer
Disclaimer
The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this letter are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to generate revenue from the sale of the PD2i Analyzer™; our ability to obtain FDA approval of the PD2i VS™ (Vital Sign) for military and civilian applications and the PD2i CA™ (Cardiac Analyzer) for total and cardiac mortality, our ability to continue to receive financing sufficient to continue operations and complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

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